PRODUCTION PAYMENT PURCHASE AGREEMENT

This Production Payment Purchase Agreement (the "Agreement") is entered into as of September 26, 2005, by and between Golden Phoenix Minerals, Inc., a Minnesota corporation (the "Company") and Ashdown Milling Company, LLC, a Nevada limited liability company ("Purchaser"). Both the Company and the Purchaser may sometimes be referred to as a "Party" or collectively as the "Parties."

WHEREAS, the Company is the manager and operator of a joint venture established with Win-Eldrich Mines Limited by written agreement dated February 4, 2004 (the "Ashdown Joint Venture Agreement") encompassing 101 unpatented lode mining claims in Humboldt County, Nevada, commonly known as the Ashdown Mine; and

WHEREAS, pursuant to the Ashdown Joint Venture Agreement, the Company has the right to receive sixty percent (60%) of all minerals, base and precious, produced from the Ashdown Mine once, among other things, the Company constructs a "pilot mill" and completes certain other exploration and development activities resulting in initial production of minerals from the Ashdown Mine sufficient to recover the cost of production of the minerals and resulting in a cash distribution to the members of the Ashdown Joint Venture; and

WHEREAS, in order to finance continued exploration and development of the Ashdown Mine, including, but not limited to, obtaining necessary permits and constructing the "pilot mill" to test production methods and milling techniques before entering into commercial production of minerals, precious and base, from the Ashdown Mine, the Company is willing to sell to the Purchaser and the Purchaser is willing to purchase from the Company a carved out production payment to be paid from the Company’s share of the distribution of minerals (or sales of minerals) from the Ashdown Joint Venture.

NOW THEREFORE, in consideration for the mutual promises set forth in this Agreement, and for other valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

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ARTICLE 1

PURCHASE OF THE PRODUCTION PAYMENT

1.1         Purchase of Production Payment. In exchange for the Purchase Price set forth in Section 1.2 of this Agreement, the Company agrees to sell and the Purchaser agrees to purchase a production payment equal to two hundred forty percent (240%) of the Purchase Price paid by the Purchaser to the Company pursuant to the schedule of payments specified in Section 1.2 of this Agreement. The payment shall be paid exclusively from the Company’s share of production of base and precious minerals produced from the Ashdown Mine allocated to the Company pursuant to the Ashdown Joint Venture Agreement. The rate of payment shall be equal to a twelve percent (12%) Net Smelter (Refinery) Return on the entire production of precious and base minerals produced from the Ashdown Mine, but paid solely from the Company’s share of production distributed to the Company pursuant to the Ashdown Joint Venture Agreement. Until the production payment is paid by the Company in full, the Company shall provide the Purchaser with monthly reports in writing reporting production and sales of minerals, both precious and base, from the Ashdown Mine and the calculation of the production payment to be paid by the Company. The production payment shall be paid to the Purchaser monthly by the end of the month following the month the production occurs.

1.2         Purchase Price and Schedule of Payments. The minimum purchase price for the production payment set forth in Section 1.1 of this Agreement shall be eight hundred thousand US Dollars ($800,000) paid to the Company by the Purchaser pursuant to the Schedule of Payments attached hereto and made a part hereof as Exhibit "A" upon the Company achieving the milestones set forth therein. Additional purchase payments may be paid by the Purchaser, in its sole and absolute discretion, in $50,000 increments up to a maximum purchase price of one million five hundred thousand US Dollars ($1,500,000). All payments of the purchase price, except for the first scheduled payment due upon the execution of this Agreement by the Parties, must be requested by the Company after achieving the applicable milestone ten (10) days prior to funding.

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1.3         Use of Proceeds. The Company agrees to use the proceeds paid by the Purchaser pursuant to Section 1.2 of this Agreement solely for Exploration and Development Expenditures as defined in Section 2.3 of this Agreement in order to satisfy the Company’s obligation to explore and develop the Ashdown Mine.

1.4         Purchase of Common Stock and Common Stock Purchase Warrants. In addition to the production payment purchased by the Purchaser pursuant to Section 1.1 of this Agreement, the Purchaser agrees to purchase and the Company agrees to sell to the Purchaser one share of the Company’s common stock and one common stock purchase warrant with an exercise price equal to twenty cents ($0.20) per share expiring three (3) years from the date of this Agreement for each one Dollar of Purchase Price paid for the production payment pursuant to Section 1.2 of this Agreement at no additional consideration. Solely for the purpose of determining the sufficiency of legal consideration for the issuance of the shares and warrant, $0.17 of each Dollar of the Purchase Price paid for the production payment pursuant to Section 1.2 of this Agreement shall be allocated to each share of common stock and common stock purchase warrant purchased pursuant to this Section 1.4 without reducing the amount of the production payment purchased pursuant to Section 1.1 of this Agreement.

1.5         Representations and Warranties Relating to the Purchase of Common Stock and Warrants. In connection with the purchase of the shares of the Company’s common stock and common stock purchase warrants, the Purchaser represents and warrants that each member of the Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D, that the Purchaser is purchasing the shares and warrants for its own account, for investment purposes, and not with the intention of distributing the shares and warrants to the public. The Purchaser acknowledges that the shares and warrants, when issued, shall constitute "restricted securities" as defined in Rule 144(a) and may not be offered or sold by the Purchaser without registration with the Securities and Exchange Commission or may be sold only pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended.

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ARTICLE 2

DEFINITIONS

The following definitions shall apply to the terms and conditions of this Agreement:

2.1         Pilot Mill. The term pilot mill referred to herein follows the usage of the term in the Ashdown Joint Venture Agreement, and is not equivalent to the usage of the term by Nevada state and federal permitting agencies. For the purposes of this document a pilot mill is a milling facility constructed and operated by the Company for the purpose of performing metallurgical testing of Ores and Minerals and production of marketable concentrates for use in testing and sales prior to Commencement of Commercial Production. The pilot mill may be converted to a full-scale milling facility by the Company once metallurgical testing is completed and thereafter used to perform Commercial Production, as evidenced by a resolution of the Company as manager and operator of the Ashdown Mine pursuant to the Ashdown Joint Venture Agreement.

2.2         Commencement of Commercial Production. Commencement of Commercial Production shall occur upon the completion of all major construction and development work, including but not limited to, conversion of the pilot mill to a full-scale milling facility, receipt of all necessary production and operating permits from local, state and federal regulatory agencies and the beginning of reasonably satisfactory operation of mine and mill facilities in the course of substantial mining operations resulting in the production and sale of marketable concentrates, other than for metallurgical testing and trial marketing purposes, as evidenced by a resolution of the Company as manager and operator of the Ashdown Mine pursuant to the Ashdown Joint Venture Agreement.

2.3         Exploration and Development Expenditures. Exploration and Development Expenditures shall mean the Company’s total costs and expenses incurred with respect to examining, exploring, and developing the Ashdown Mine pursuant to the Ashdown Joint Venture Agreement and all matters connected therewith incurred after the date of the Ashdown Joint Venture Agreement and prior to the Commencement of Commercial Production, including, without limitation, costs and expenses incurred with respect to the design and construction of any

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and all milling facilities, together with costs and expenses relating to geological, geochemical, and geophysical studies, feasibility studies, exploration and development drilling, sampling and assaying, mine design and development, the cost of any mining equipment or machinery purchased prior to the Commencement of Commercial Production, compliance with environmental and regulatory requirements, pre-production stripping, the construction of roads connecting the Ashdown mine to a central road system, and any other similar or related expenses incurred prior to the Commencement of Commercial Production and any attorney’s fees reasonably related to any of the foregoing.

2.4         Net Smelter Returns. Net Smelter Returns for all purposes of this Agreement shall mean the amount actually received by the Ashdown Joint Venture from any sale of Ores and Minerals mined or otherwise recovered and removed from the Ashdown Mine less, but only to the extent actually incurred and borne by the Ashdown Joint Venture:

2.4.1      Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of Ores and Minerals, but excluding any taxes on net income;

2.4.2	Brokerage fees and sales commissions, if any;

2.4.3      Charges and costs, if any, for transportation from the mine or mill to places where Ores and Minerals are smelted, refined, processed and/or sold; and

2.4.4      Charges, costs, including assaying and sampling costs, and all penalties, if any, incurred upon smelting, refining, or processing Ores and Minerals; in the event smelting, refining, or processing is carried out in facilities owned or controlled by the Ashdown Joint Venture, charges, costs, and penalties for such operations shall mean the amount the Ashdown Joint Venture would have incurred if such operations were carried out at facilities not owned or controlled by the Ashdown Joint Venture then offering comparable services for comparable products on prevailing terms.

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2.5         Ores and Minerals. Ores and Minerals for all purposes of this Agreement shall mean collectively Ores and Minerals as defined below:

2.5.1     Minerals. Minerals, whether singular or plural, shall mean any and all mineral substances of any nature, metallic or non-metallic, including, but not limited to, molybdenite. The term Minerals shall not include oil, gas, or other liquid or gaseous hydrocarbon substances, or sand, gravel, aggregates or building stone.

2.5.2      Ores. Ores, whether singular or plural, shall mean all material which in the sole discretion of the Ashdown Joint Venture justifies either (i) mining, extracting, or recovering from place in the Ashdown Mine and selling or delivering to a processing plant for physical or chemical treatment, or (ii) treating in place in the Ashdown Mine by chemical, solution, or other methods; said term shall also include all mineral-bearing solutions, natural or introduced, recovered by the Ashdown Joint Venture from the Ashdown Mine and sold or processed by the Ashdown Joint Venture, and all mineral and non-mineral components of all such material and solutions.

ARTICLE 3

MISCELLANEOUS PROVISIONS

3.1.        Successors and Assigns. This Agreement may not be assigned by a Party hereto without the prior written consent of the Company or the Purchaser, as applicable, provided, however, that a Party may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate of the Party without the prior written consent of the Company or Purchaser, after notice duly given by such Party to the other Party. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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3.2.        Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

3.3.       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.4         Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Attention: David A. Caldwell

Fax: 775-853-501

With a copy to:

Bartel Eng & Schroder

1331 Garden Hwy, Suite 300

Sacramento, California 95833

Attention: Scott Bartel, Esq.

Fax: (916) 442-3442

If to the Purchaser:

Attention: Robert P. Martin
Fax: 808-735-7140

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3.5.       Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

3.6.       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

3.7.       Entire Agreement. This Agreement, including the Exhibits, constitute the entire agreement among the Parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

3.8.       Further Assurances. The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

3.9.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without regard to the choice of law principles thereof. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada located in Las Vegas County and the United States District Court for the District of Nevada for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the

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transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement (other than by telex or facsimile which shall be deemed improper service). Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

GOLDEN PHOENIX MINERALS, INC.

__________________________________
William L. Thomas, Chief Financial Officer

ASHDOWN MILLING COMPANY, LLC

___________________________________
Robert P. Martin, Manager

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Exhibit A

SCHEDULE OF ADVANCES AND MILESTONES

Disbursement	Amount	Milestone	Allocated To:

First Advance*	$400,000	Signed Agreement	Mill Foundation Permitting Engineering Consulting Power Deposit Operation Costs

Second Advance*	$200,000	Sign-off on Mill Foundation	Equipment Purchase Equipment Set-up Building Set-up Permitting Utility Hook-up Operational Costs

Third Advance*	$200,000	Receipt of Water Pollution Control Permit	Mill Completion

Optional Advances†	$50,000 x 1-14	Completion of Mill Building	Mill Test & Start-up General Operations

TOTAL (not to exceed)	$1,500,000

*	Advances shown are at minimums guaranteed by Investor and may be larger, at Investor’s sole discretion
†	Additional Advances may be made at Investor’s sole discretion if Advances-to-date total less than $1,500,000

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